Exhibit 99.1

PRESS RELEASE

CONTACT: Brian L. Cantrell Alliance Resource Partners, L.P. 1717 South Boulder Avenue, Suite 600 Tulsa, Oklahoma 74119 (918) 295-7673

FOR IMMEDIATE RELEASE

ALLIANCE RESOURCE PARTNERS, L.P.

Reports Record First Quarter Financial Results Including 114% Increase to Net Income and 106% Increase to Net Income Per Basic Limited Partner Unit; Declares Quarterly Cash Distribution of $0.75 Per Unit; and Increases Guidance

TULSA, Oklahoma, April 21, 2005 – Alliance Resource Partners, L.P. (NASDAQ: ARLP) (the “Partnership”) today reported record net income for the first quarter ended March 31, 2005 of $39.1 million, an increase of approximately 114% over 2004 first quarter net income of $18.2 million. Net income per basic limited partner unit increased to $2.06 in the 2005 first quarter, as compared to $1.00 per basic limited partner unit in the 2004 first quarter. The Partnership also reported record EBITDA (income before net interest expense, income taxes, depreciation, depletion, and amortization) of $56.9 million in the 2005 first quarter which reflects a 60% increase over 2004 first quarter EBITDA of $35.6 million. For a reconciliation of EBITDA to net income please see the last page of this release.

The Partnership also announced that the Board of Directors of its managing general partner (the “Board”) declared a quarterly cash distribution of $0.75 per unit for the first quarter ended March 31, 2005 (an annualized rate of $3.00 per unit), payable on May 13, 2005, to all unitholders of record as of May 6, 2005. Increases to the quarterly cash distribution are generally considered by the Board at its January and July meetings.

“Led by increased coal production and sales volumes and higher coal prices, Alliance Resource Partners achieved record tons produced and sold, revenues, EBITDA and net income for the first quarter,” said Joseph W. Craft III, President and Chief Executive Officer. “We were able to continue our record-setting pace as three of our operations, Warrior, Gibson County and Pattiki, set monthly production records during the quarter.”

Revenues for the 2005 first quarter were $195.6 million, an increase of approximately 24% over revenues of $157.8 million for the comparable period last year. Revenues for the first quarter of 2005 were positively impacted by a 10% increase in tons of coal sold as compared to the 2004 first quarter. In addition, 2005 first quarter revenues benefited significantly from higher average coal sales prices which rose to $31.76 per ton sold, an increase of $3.48 per ton sold over 2004 first quarter average coal sales prices.

Production increased approximately 12% to 5.7 million tons for the first quarter of 2005, as compared to 5.1 million tons for the same period in 2004. With the exception of its East Kentucky operations, all of the Partnership’s mining operations contributed to the increased year-over-year production volume.

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Record results for the 2005 first quarter were achieved despite lost production, continuing fixed expenses and other expenses incurred as a result of the mine fire that occurred at the Excel No. 3 mine, operated by the Partnership’s MC Mining, LLC subsidiary. (See ARLP Press Releases, dated December 27, 2004, January 7, 2005, January 14, 2005, January 27, 2005, February 21, 2005, and March 3, 2005.) For the 2005 first quarter, the Partnership reduced operating expenses by recording a $9.2 million receivable reflecting the current estimate of actual fire-related expenses incurred to-date that are considered probable of recovery under the Partnership’s insurance policies, net of self-retention, various deductibles and 10% co-insurance. The Partnership continues to analyze the full extent of expenses and losses pertaining to the Excel No. 3 mine fire and potential recoveries under its commercial property (including business interruption) insurance policies. Pending the completion of this analysis, however, the Partnership is unable to quantify the total impact of the mine fire on its financial results or provide assurance as to the eventual timing or amount of recovery of proceeds under its insurance policies.

Total operating expenses increased to $119.4 million for the 2005 first quarter as compared to $104.3 million for the 2004 first quarter. The increase was primarily due to higher costs resulting from increased production, coal sales volumes, and sales related expenses. Operating expenses for the 2005 first quarter also increased as a result of higher employee medical costs, maintenance expense, and materials and supply costs (particularly steel, power and fuel).

General and administrative expense decreased in the 2005 first quarter by $4.6 million to $5.7 million as compared to $10.3 million during the same period last year. The decreased general and administrative expense was primarily a result of lower incentive compensation expense, which was principally attributable to a decrease in the market value of the Partnership’s common units during the 2005 first quarter and a reduction in the number of restricted units outstanding because of the vesting in November 2004 of the Long-Term Incentive Plan units for grant years 2000 to 2002. The closing price for the Partnership’s common units was $64.28 on March 31, 2005.

Looking ahead, Mr. Craft said, “Development of our Elk Creek mine is progressing ahead of schedule and we now expect that initial production could begin as early as the fourth quarter of this year. As a result of our operating performance so far this year and earlier than anticipated production from Elk Creek, we are increasing 2005 estimated coal production to a range of 22.2 to 22.5 million tons. For 2006, we are currently estimating coal production in the range of 23.0 to 23.5 million tons, of which approximately 79% is committed under existing coal sales agreements. Approximately 39% of the Partnership’s estimated 2006 production is subject to market price negotiations for existing coal sales agreements as well as anticipated new coal supply agreements.”

Based on its current projections, the Partnership is increasing estimated revenues, excluding transportation revenues, for 2005 to a range of $770 - $790 million. In addition, excluding the impact of any additional expenses, losses, or insurance recoveries attributable to the Excel No. 3 mine fire, the Partnership is increasing guidance for EBITDA to a range of $200 - $220 million and net income to a range of $120 - $140 million. For a reconciliation of estimated annual 2005 net income to estimated annual 2005 EBITDA, please see the last page of this release.

The statements and projections used throughout this release are based on current expectations. These statements and projections are forward-looking, and actual results may differ materially. These projections do not include the potential impact of any mergers, acquisitions or other business combinations that may occur after the date of this release. At the end of this release, we have included more information regarding business risks that could affect our results.

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Alliance Resource Partners is the nation’s only publicly traded master limited partnership involved in the production and marketing of coal. Alliance Resource Partners currently operates eight mining complexes in Illinois, Indiana, Kentucky and Maryland.

FORWARD-LOOKING STATEMENTS: With the exception of historical matters, any matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projected results. These risks, uncertainties and contingencies include, but are not limited to, the following: competition in coal markets and our ability to respond to the competition; fluctuation in coal prices, which could adversely affect our operating results and cash flows; deregulation of the electric utility industry or the effects of any adverse change in the domestic coal industry, electric utility industry, or general economic conditions; dependence on significant customer contracts, including renewing customer contracts upon expiration of existing contracts; customer bankruptcies and/or cancellations of, or breaches to existing contracts; customer delays or defaults in making payments; fluctuations in coal demand, prices and availability due to labor and transportation costs and disruptions, equipment availability, governmental regulations and other factors; our productivity levels and margins that we earn on our coal sales; any unanticipated increases in labor costs, adverse changes in work rules, or unexpected cash payments associated with post-mine reclamation and workers’ compensation claims; any unanticipated increases in transportation costs and risk of transportation delays or interruptions; greater than expected environmental regulation, costs and liabilities; a variety of operational, geologic, permitting, labor and weather-related factors; risks of major mine-related accidents or interruptions; results of litigation; difficulty maintaining our surety bonds for mine reclamation as well as workers’ compensation and black lung benefits; difficulty obtaining commercial property insurance; and risks associated with our 10.0% participation (excluding any applicable deductible) in the commercial insurance property program.

Additional information concerning these and other factors can be found in the Partnership’s public periodic filings with the Securities and Exchange Commission (“SEC”), including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2004 filed on March 15, 2005 with the SEC. Except as required by applicable securities laws, the Partnership does not intend to update its forward-looking statements.

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OPERATING DATA

(In thousands, except unit and per unit data)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
Tons sold	5,631	5,110
Tons produced	5,729	5,112

SALES AND OPERATING REVENUES:
Coal sales	$178,846	$144,539
Transportation revenues	9,623	6,838
Other sales and operating revenues	7,158	6,447

Total revenues	195,627	157,824

EXPENSES:
Operating expenses	119,393	104,328
Transportation expenses	9,623	6,838
Outside purchases	4,117	1,065
General and administrative	5,708	10,329
Depreciation, depletion and amortization	13,628	12,771
Interest expense	3,474	3,843

Total operating expenses	155,943	139,174

INCOME FROM OPERATIONS	39,684	18,650
OTHER INCOME	105	314

INCOME BEFORE INCOME TAXES	39,789	18,964
INCOME TAX EXPENSE	710	739

NET INCOME	$39,079	$18,225

GENERAL PARTNERS’ INTEREST IN NET INCOME	$1,685	$365

LIMITED PARTNERS’ INTEREST IN NET INCOME	$37,394	$17,860

BASIC NET INCOME PER LIMITED PARTNER UNIT	$2.06	$1.00

DILUTED NET INCOME PER LIMITED PARTNER UNIT	$2.02	$0.97

DISTRIBUTIONS PAID PER COMMON AND SUBORDINATED UNIT	$0.75	$0.5625

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-BASIC	18,130,440	17,903,793

WEIGHTED AVERAGE NUMBER OF UNITS OUTSTANDING-DILUTED	18,496,414	18,439,099

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except unit data)

	March 31, 2005	December 31, 2004
	(Unaudited)
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$28,157	$31,177
Trade receivables, net	75,577	56,967
Other receivables	11,659	1,637
Marketable securities	49,312	49,397
Inventories	18,645	13,839
Advance royalties	3,117	3,117
Prepaid expenses and other assets	3,180	4,345

Total current assets	189,647	160,479

PROPERTY, PLANT AND EQUIPMENT:
Property, plant and equipment at cost	538,275	526,468
Less accumulated depreciation, depletion and amortization	(300,622)	(292,900)

Total property, plant and equipment	237,653	233,568

OTHER ASSETS:
Advance royalties	14,040	11,737
Coal supply agreements, net	2,042	2,723
Other long-term assets	4,017	4,277

Total other assets	20,099	18,737

TOTAL ASSETS	$447,399	$412,784

LIABILITIES AND PARTNERS’ CAPITAL

CURRENT LIABILITIES:
Accounts payable	$40,790	$30,961
Due to affiliates	9,386	10,338
Accrued taxes other than income taxes	12,605	10,742
Accrued payroll and related expenses	14,353	11,730
Accrued interest	1,662	5,402
Workers’ compensation and pneumoconiosis benefits	7,085	7,081
Other current liabilities	9,949	12,051
Current maturities, long-term debt	18,000	18,000

Total current liabilities	113,830	106,305

LONG-TERM LIABILITIES:
Long-term debt, excluding current maturities	162,000	162,000
Accrued pneumoconiosis benefits	20,657	19,833
Workers’ compensation	27,121	25,994
Reclamation and mine closing	33,680	32,838
Due to affiliates	7,505	7,457
Other liabilities	3,228	3,170

Total long-term liabilities	254,191	251,292

Total liabilities	368,021	357,597

COMMITMENTS AND CONTINGENCIES

PARTNERS’ CAPITAL:
Common Unitholders 18,130,440 units outstanding	387,454	363,658
General Partners’	(302,809)	(303,295)
Unrealized loss on marketable securities	(145)	(54)
Minimum pension liability	(5,122)	(5,122)

Total Partners’ capital	79,378	55,187

TOTAL LIABILITIES AND PARTNERS’ CAPITAL	$447,399	$412,784

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ALLIANCE RESOURCE PARTNERS, L.P. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Three Months Ended March 31,
	2005	2004
CASH FLOWS PROVIDED BY OPERATING ACTIVITIES	$28,504	$34,533

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property, plant and equipment	(16,914)	(13,427)
Proceeds from sale of property, plant and equipment	193	254
Purchase of marketable securities	(9,727)	—
Proceeds from marketable securities	9,721	3,615

Net cash used in investing activities	(16,727)	(9,558)

CASH FLOWS FROM FINANCING ACTIVITIES:
Distributions to Partners	(14,797)	(10,312)

Net cash used in financing activities	(14,797)	(10,312)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(3,020)	14,663

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	31,177	10,156

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$28,157	$24,819

CASH PAID FOR:
Interest	$7,546	$7,546

Income taxes to taxing authorities	$250	$—

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Reconciliation of GAAP “Net Income” to non-GAAP “EBITDA” (in thousands).

	Three Months Ended March 31,		Year Ended December 31,
	2005	2004	2005E Midpoint
Net income	$39,079	$18,225	$130,000
Depreciation, depletion and amortization	13,628	12,771	63,000
Interest expense	3,474	3,843	13,500
Income taxes	710	739	3,500

EBITDA	$56,891	$35,578	$210,000

EBITDA is defined as net income before net interest expense, income taxes and depreciation, depletion and amortization. EBITDA is used as a supplemental financial measure by our management and by external users of our financial statements such as investors, commercial banks, research analysts and others, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;

•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;

•	our operating performance and return on investment as compared to those of other companies in the coal energy sector, without regard to financing or capital structures; and

•	the viability of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDA should not be considered as an alternative to net income, income from operations, cash flows from operating activities or any other measure of financial performance presented in accordance with generally accepted accounting principles. EBITDA is not intended to represent cash flow and does not represent the measure of cash available for distribution. Our method of computing EBITDA may not be the same method used to compute similar measures reported by other companies, or EBITDA may be computed differently by us in different contexts (i.e. public reporting versus computation under financing agreements).

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